EXHIBIT 1.01

IXYS CORPORATION

CONFLICT MINERALS REPORT

2016

COMPANY OVERVIEW

IXYS Corporation, or IXYS, is a manufacturer of semiconductors, including power semiconductors, mixed-signal integrated circuits and microcontrollers, and of certain electronic systems and subsystems, such as pulse generators. IXYS determined that its products contained tin, tungsten and gold, collectively defined as conflict minerals, although the conflict minerals vary by product.

In conducting its business, IXYS is several levels removed from the actual mining of conflict minerals. IXYS does not make purchases of raw ore or unrefined conflict minerals and makes no purchases in the Democratic Republic of the Congo or an adjoining country.

REASONABLE COUNTRY OF ORIGIN INQUIRY

IXYS conducted a reasonable country of origin inquiry, or RCOI, to determine whether the conflict minerals necessary to the functionality or production of its products originated in the Democratic Republic of the Congo or an adjoining country or are from recycled or scrap resources. IXYS contacted suppliers of items incorporated in its products or used in its manufacturing that potentially contained conflict minerals, referred to in this Report as a supplier, and asked them to provide information on (1) the conflict minerals contained in each of the items supplied by that supplier and (2) the source of the conflict minerals, including smelter information and location of mines. Each supplier was asked to complete a Conflict Minerals Reporting Template (“CMRT”) in a form issued by the Conflict-Free Sourcing Initiative (“CFSI”). Not all suppliers responded.

DUE DILIGENCE

The due diligence framework applicable to IXYS was The Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

The IXYS due diligence exercise included:

1. Submitting a CMRT to each supplier of items potentially containing conflict minerals. That template provided a standardized method for IXYS to use in the collection of representations, statements and data from suppliers relative to the presence, use, source and chain of custody of conflict minerals in supplier items that are incorporated in IXYS products or used in manufacturing. Not all suppliers responded.

2. Submitting the CFSI’s Smelter Reference List, which is a compilation of names and locations of known smelters and refiners, to each supplier of items potentially containing conflict minerals.

3. Comparing smelters identified in the reporting templates against the list of smelter and refining facilities which have been identified as “compliant” by the CFSI. The CFSI program is a voluntary program whereby an independent third party evaluates smelter or refiner procurement activities to determine whether a smelter or refiner has sufficiently demonstrated that all materials processed by that smelter or refiner originated from sources that do not directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo or an adjoining country.

Annex I to this Conflict Minerals Report sets forth a list of smelters and refiners identified through due diligence that IXYS believes may have been used to process conflict minerals contained in IXYS products.

In numerous cases, IXYS received conflicting or incomplete information regarding the facilities utilized to process necessary conflict minerals, as well as insufficient information regarding the mines or sources of origin of those conflict minerals.

Based on the due diligence efforts, IXYS does not have sufficient information to conclusively determine the countries of origin of the conflict minerals in its products or whether the conflict minerals in its products are from recycled or scrap sources. However, based on the information that has been obtained, IXYS believes that the countries of origin of the conflict minerals contained in its products include the countries listed in Annex II below, as well as recycled and scrap sources.

ADDITIONAL RISK FACTORS

The statements included in this Conflict Minerals Report are based on the information available at the time of filing. A number of factors could introduce errors or otherwise affect our statements.

These factors include, but are not limited to: (i) gaps in supplier or smelter data; (ii) errors or omissions by suppliers or smelters; (iii) uncertainty or varied interpretations of the disclosure requirements described in the SEC final rules; (iv) all instances of conflict minerals necessary to the functionality or manufacturing of our products may not yet have been identified; (v) timeliness of data received from our suppliers; (vi) information that is in the public domain may not be discovered; (vii) there may be errors in publicly available information; (viii) language barriers or errors in translation could lead to inaccurate information; (ix) some suppliers and smelters are unfamiliar or uncooperative with the due diligence process and information required to be provided due to this new regulation, which could lead to inaccurate responses; (x) there could be oversights or errors in smelter audits; (xi) materials sourced from the Democratic Republic of the Congo or an adjoining country could be inaccurately declared secondary materials; (xii) difficulties obtaining information from companies that are no longer in business; and (xiii) smuggling of conflict minerals outside the Democratic Republic of the Congo or an adjoining country may make identification of their origin more difficult.

ANNEX I

Metal	Smelter Name	Smelter Country
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany

Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil

Gold	Argor-Heraeus S.A.	Switzerland

Gold	Asahi Pretec Corporation	Japan

Gold	Aurubis AG	Germany

Gold	Boliden AB	Germany

Gold	C. Hafner GmbH + Co. KG	Germany

Gold	CCR Refinery - Glencore Canada Corporation	Canada

Gold	Chimet S.p.A.	Italy

Gold	Dowa	Japan

Gold	Eco-System Recycling Co., Ltd.	Japan

Gold	Heimerle + Meule GmbH	Germany

Gold	Heraeus Ltd. Hong Kong	China

Gold	Heraeus Precious Metals GmbH & Co. KG	Germany

Gold	Ishifuku Metal Industry Co., Ltd.	Japan

Gold	Istanbul Gold Refinery	Turkey

Gold	Johnson Matthey Inc.	United States

Gold	Johnson Matthey Canada	Canada

Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

Gold	Kennecott Utah Copper LLC	United States

Gold	Kojima Chemicals Co., Ltd.	Japan

Gold	LS-NIKKO Copper Inc.	Japan

Gold	Materion	United States

Gold	Matsuda Sangyo Co., Ltd.	Japan

Gold	Metalor Technologies (Hong Kong) Ltd.	China

Gold	Metalor Switzerland	Switzerland

Gold	Metalor USA Refining Corporation	United States

Gold	Mitsubishi Materials Corporation	Japan

Gold	Mitsui Mining and Smelting Co., Ltd.	Japan

Gold	Nihon Material Co., Ltd.	Japan

Gold	Ohura Precious Metal Industry Co., Ltd.	Japan

Gold	PAMP S.A.	Switzerland

Gold	Rand Refinery (Pty) Ltd.	South Africa

Gold	Royal Canadian Mint	Canada

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China

Gold	Solar Applied Materials Technology Corp.	Taiwan

Gold	Sumitomo Metal Mining Co., Ltd.	Japan

Gold	Tanaka kikinzoku kogyo K.k	Japan

Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China

Gold	Tokuriki Honten Co., Ltd.	Japan

Gold	Umicore S.A. Business Unit Precious Metals Refining	Netherlands

Gold	United Precious Metal Refining, Inc.	Belgium

Gold	Valcambi S.A.	Switzerland

Gold	The Perth Mint	Australia

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China

Tin	Alpha	United States

Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil

Tin	PT Aries Kencana Sejahtera	Malaysia

Tin	CV United Smelting	Malaysia

Tin	EM Vinto	Bolivia

Tin	Fenix Metals	Poland

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China

Tin	Malaysia Smelting Corporation (MSC)	Malaysia

Tin	Mineração Taboca S.A.	Brazil

Tin	Minsur	Peru

Tin	Mitsubishi Materials Corporation	Japan

Tin	OMSA	Brazil

Tin	PT Artha Cipta Langgeng	Malaysia

Tin	PT Babel Inti Perkasa	Malaysia

Tin	PT Bangka Tin Industry	Malaysia

Tin	PT Belitung Industri Sejahtera	Malaysia

Tin	PT Bukit Timah	Malaysia

Tin	PT DS Jaya Abadi	Malaysia

Tin	PT Eunindo Usaha Mandiri	Malaysia

Tin	PT Mitra Stania Prima	Malaysia

Tin	PT Panca Mega Persada	Malaysia

Tin	PT Prima Timah Utama	Malaysia

Tin	PT Refined Bangka Tin	Malaysia

Tin	PT Sariwiguna Binasentosa	Malaysia

Tin	PT Stanindo Inti Perkasa	Malaysia

Tin	PT Tambang Timah	Malaysia

Tin	PT Timah (Persero) Tbk Mentok	Malaysia

Tin	PT Tinindo Inter Nusa	Malaysia

Tin	Soft Metais Ltda.	Brazil

Tin	Thaisarco	Thailand

Tin	White Solder Metalurgia e Mineração Ltda.	Brazil

Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil

Tin	Melt Metais e Ligas S.A.	Brazil

Tin	PT ATD Makmur Mandiri Jaya	Malaysia

Tin	PT Inti Stania Prima	Malaysia

Tin	Metallo-Chimique N.V.	Belgium

Tin	Yunnan Tin Company Limited	China

Tin	O.M. Manufacturing Philippines, Inc.	Philippines

Tungsten	Xiamen Tungsten Co., Ltd.	China

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China

Tungsten	H.C. Starck GmbH	Germany

ANNEX II

Sources
BELGIUM

BRAZIL

CHILE

CHINA

INDONESIA

MALAYSIA

PHILIPPINES

PERU

UNITED STATES